Exhibit (3)(a)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
WELLS FARGO REAL ESTATE INVESTMENT CORPORATION
Wells Fargo Real Estate Investment Corporation, a Delaware corporation, hereby certifies as follows:

1.
The name of the corporation is Wells Fargo Real Estate Investment Corporation. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was August 29, 1996, and the name under which it was originally incorporated was First Union Real Estate Investment Company of Connecticut.

2.
This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by written consent of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class in accordance with the provisions of Section 228 of the DGCL, and written notice has been given to those stockholders who have not consented in writing as provided in said Section 228.

3.The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

FIRST. The name of the corporation is WELLS FARGO REAL ESTATE INVESTMENT CORPORATION (the “Corporation”).

SECOND. The name of its registered agent in the State of Delaware is The Prentice-Hall Corporation System, Inc., whose address is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,001,000, of which 100,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock (the “Common Stock”) and 100,001,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock (the “Preferred Stock”). Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series;

(b)	the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided in the resolutions creating the series;

(c)
the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates (or the method of determining such date or dates) upon which such dividends shall be payable;

(d)
whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, and the relative preference or priority as to the right to receive dividends;

(e)
the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the rights of priority, if any, of payment of the shares of such series;

(f)	the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed or exchanged, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)
the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)
whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(j)	any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of Delaware.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.
Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.
Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.
Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.
Pursuant to the Board’s authority, the Board has previously authorized the issuance of 1,000 shares of $85 Annual Dividend Per Share Cumulative Perpetual Preferred Stock (Liquidation Preference $1,000 per share) (hereinafter the “Series B Preferred Stock”), in the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 29, 1996. The number of shares included in the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are set forth in Exhibit A hereto and are incorporated herein by reference.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation legally available for distribution to its stockholders as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding, subject to the liquidation preference payable on the Preferred Stock then outstanding.
FIFTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal By-Laws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

SEVENTH. The number of directors of the Corporation shall be fixed from time to time pursuant to the By-Laws of the Corporation. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.
EIGHTH. Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such written consent is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NINTH. (a) Elimination of Certain Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b)(2), the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph (b) or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.
(2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.
(4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

TENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH. The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TWELFTH. In the event that any of the provisions of this Amended and Restated Certificate of Incorporation is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, Wells Fargo Real Estate Investment Corporation has caused this certificate to be signed by Jeannine E. Zahn, its Senior Vice President and Secretary, on the 18th day of November, 2014.
By    /s/ Jeannine E. Zahn
Jeannine E. Zahn
Senior Vice President & Secretary

[As filed with the Delaware Secretary of State on November 18, 2014]

EXHIBIT A
WELLS FARGO REAL ESTATE INVESTMENT CORPORATION
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
$85 ANNUAL DIVIDEND PER SHARE CUMULATIVE PERPETUAL SERIES B PREFERRED STOCK (LIQUIDATION PREFERENCE $1,000 PER SHARE)
The Series B Preferred Stock shall have, to the extent that such powers, preferences and rights and such qualifications, limitations and restrictions are not otherwise set forth in the Corporation’s Amended and Restated Certificate of Incorporation, the powers, preferences and rights and qualifications, limitations and restrictions set forth below:
Section 1.Designation. The distinctive serial designation of such series is $85 Annual Dividend Per Share Cumulative Perpetual Series B Preferred Stock (Liquidation Preference $1,000 per share).

Section 2.Number of Shares. The number of shares of Series B shall be 1,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by the Board of Directors. Shares of the Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3.Defined Terms. Capitalized terms used herein which are defined in the Amended and Restated Certificate of Incorporation of Wells Fargo Real Estate Investment Corporation (the “Amended and Restated Certificate of Incorporation”) shall have the meanings set forth in the Amended and Restated Certificate of Incorporation, unless otherwise defined herein. As used herein the following terms have the meanings specified below:

“Accumulated Dividends” shall mean accrued but unpaid dividends on the Series B Preferred Stock.
“Beneficial Ownership” means ownership of shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
“Code” means United States Internal Revenue Code of 1986, as amended.
“Constructive Ownership” means ownership of shares either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
“Junior Stock” shall mean the Common Stock and any other class or series of capital stock of the Corporation which ranks below the Series B Preferred Stock as to dividend rights and rights upon liquidation, winding up, or dissolution.
“Liquidation Preference” shall mean an amount equal to $1,000 per share, plus an amount per share equal to any Accumulated Dividends.
“Market Price” shall mean, in the case of Common Stock, the net asset value per share of Common Stock as determined in good faith by the Board of Directors and, in the case of Preferred Stock, an amount equal to the Liquidation Preference of the Preferred Stock.
“Parity Stock” shall mean any outstanding class or series of Preferred Stock ranking, in accordance to its terms, as to dividends and liquidation, dissolution or winding up of affairs of the Corporation on parity with the Series B Preferred Stock.
“Person” shall mean an individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture, association, consortia, company, trust, bank, trust company, land trust, common law trust, business trust, or other entity, or government or political subdivision thereof.
“REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code, or any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations of the Department of the Treasury promulgated thereunder.

“Stockholders” shall mean holders of record of outstanding shares of Common Stock and/or Preferred Stock of the Corporation, as applicable in the context such term is used.
“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Preferred Stock, including, without limitation, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Preferred Stock, whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.
Section 4.Dividends

(a)The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, cash dividends at a rate of $85 per share per annum in preference and in priority over dividends upon Junior Stock. Dividends on each share of Series B Preferred Securities shall accumulate, whether or not earned or declared, from the date of issuance. Any Accumulated Dividends on Series B Preferred Stock shall not bear interest. The holders of Series B Preferred Stock shall not be entitled to any dividends other than the cash dividends provided for in this Section 4. No dividend shall be declared or paid on any Junior Stock when the Corporation has failed to pay an annual dividend on the Series B Preferred Stock for the current or any preceding year.

(b)When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Series B Preferred Stock and any Parity Stock, any funds that are legally available to pay such amounts will be declared pro rata to the Series B Preferred Stock and any outstanding Parity Stock so that the amount of dividends declared per each share of Series B Preferred Stock and per each share of such other Parity Stock shall in all cases bear to each other the same ratio that (i) full dividends per each share of Series B Preferred Stock for the then current annual dividend, including any Accumulated Dividends, and (ii) full dividends including required or permitted accumulations, if any, on each share of such Parity Stock, bear to each other.

Section 5.Liquidation Preference

(a)In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation, each holder of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, after payment or provision for payment of the claims and obligations of the Corporation and before any payment or declaration and setting apart for payment of any amount shall be made in respect of Junior Stock, the Liquidation Preference.

(b)After payment in full of the Liquidation Preference, the holders of Series B Preferred Stock shall have no right or claim to any of the Corporation’s remaining assets.

(c)In the event that, upon any voluntary or involuntary liquidation, dissolution and winding up of the Corporation, the available assets are insufficient to pay the full Liquidation Preference on all outstanding Series B Preferred Stock and the corresponding amounts payable on any other Parity Stock, then the holders of the Series B Preferred Stock and any other Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of Junior Stock.

Section 6.Voting Rights. The holders of shares of Series B Preferred Stock shall be entitled to vote (i) as a class on any voluntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation proposed by the Board of Directors of the Corporation, (ii) as a class on any proposal by the Board of Directors of the Corporation to authorize, create, or increase the authorized amount of or issue any class or series of any of the Corporation’s capital stock, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any of the Corporation’s capital stock, ranking senior to the Series B Preferred Stock, either as to dividend rights or rights on the Corporation’s liquidation, dissolution, or winding up, with such action of the Board of Directors of the Corporation requiring the affirmative vote of at least two-thirds of the then outstanding Series B Preferred Stock and any then outstanding series of Parity Stock, each such series voting as a separate class, and (iii) as otherwise required by law. The holders of shares of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held by them.
Section 7.Redemption. The Series B Preferred Stock may be redeemed in whole at the option of the Corporation by resolution of its Board of Directors, at any time and from time to time. The Series B Preferred Stock shall be redeemable at a price per share equal to $1,000 plus any Accumulated Dividends thereon to the date fixed for redemption. Not less than ten nor more than 30 days prior to the date fixed for any redemption of the Series B Preferred Stock, a notice specifying the time and place of such redemption shall be given by first-class mail, postage prepaid, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. After the date fixed for the redemption of Series B Preferred Stock by the Corporation, the holders of shares of Series B Preferred Stock shall cease to be Stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the monies payable upon such redemption from the Corporation, without interest thereon, and such shares shall no longer be deemed to be outstanding.

Section 8.Ranking

(a)The Series B Preferred Stock shall rank equal to any series of Parity Stock and senior to the Corporation’s Common Stock and any other Junior Stock, in each case with respect to the payment of dividends and upon voluntary or involuntary liquidation, distribution or winding up of the Corporation

(b)Notwithstanding anything set forth in the Amended and Restated Certificate of Incorporation of the Corporation or this Series B Certificate to the contrary, the Board of Directors may authorize and issue additional shares of Junior Stock without the consent of the holders of the Series B Preferred Stock. So long as any Series B Preferred Stock remains outstanding, the Corporation may not, without the consent or approval of the holders of at least two-thirds of the then outstanding Series B Preferred Stock and any series of Parity Stock then outstanding, each such series voting as a separate class, issue any class or series of capital stock ranking senior to the Series B Preferred Stock either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 9.Procedures for Transfer. Any person who acquires or attempts to acquire shares in violation of Section 10 shall immediately give written notice to the Corporation of such event and shall file with the Corporation an affidavit setting forth the number of shares of Common Stock or Preferred Stock (1) directly owned, (2) Constructively Owned, and (3) Beneficially Owned by the Person filing the affidavit. The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by Stockholders under Treasury Regulations Section 1.857-9 issued under the Code, or similar provisions of any successor regulation. The affidavit, or an amendment thereto, shall be filed with the Corporation within ten days after demand therefor and at least 15 days prior to any Transfer which would violate Section 10.

Section 10.Transfer Restrictions

(a)Offer by Stockholder. If any holder of Series B Preferred Stock (a “Selling Stockholder”) desires to Transfer, pledge or encumber any of his Series B Preferred Stock to any Person, he shall first make an offer to sell all of such shares that he desires to Transfer, pledge or encumber (but not less than all of such shares) to the Corporation for the purchase price per share and on the terms hereinafter set forth. Such offer shall be in writing and shall specify the nature of the Transfer, pledge or encumbrance in which the Selling Stockholder desires to engage, including the name or names of the other party or parties to such proposed transaction and the terms thereof, including the purchase price and payment terms, if any, and shall have attached a written copy of any proposed offer to or from the other party or parties to the proposed transaction. The Corporation shall accept or reject the offer in writing within 30 days after receipt thereof subject to and in accordance with the terms hereinafter set forth.

(b)Acceptance of Offer. The purchase price and terms of payment set forth in any offer by a Selling Stockholder under Section 10(a) shall be identical to any offer given or received by such Selling Stockholder to or from a proposed third-party purchaser except that if the consideration to be paid to the Selling Stockholder by such proposed third-party purchaser consists in whole or in part of property (rather than cash), the Corporation may, if it accepts such offer, transfer either cash or other property of similar kind and equivalent value to the Selling Stockholder in payment for his shares of Series B Preferred Stock or, at its option and in lieu of the foregoing, pay to such Selling Stockholder as the purchase price for such shares the Market Price of the Series B Preferred Stock. If a Selling Stockholder desires to pledge, give or otherwise encumber his shares of Series B Preferred Stock, or make such other Transfer or conveyance for which there does not exist an offer by a third-party purchaser that contains purchase price and payment terms, then, if the Corporation accepts such offer, the purchase price for such shares of Series B Preferred Stock shall be the Market Price of the Series B Preferred Stock.

(c)Closing of Purchase. If the offer made by the Selling Stockholder pursuant to Section 10(a) is accepted by the Corporation, then the shares of Series B Preferred Stock included in such offer shall be sold by the Selling Stockholder to the Corporation in accordance with Section 10(b). The closing of the purchase shall take place at the principal office of the Corporation or at such other place as the parties may agree, not more than 30 days after the date of the notice of the Corporation’s acceptance of such offer. The purchase price for such shares of Series B Preferred Stock shall be paid in accordance with the terms of payment determined as set forth above. The Selling Stockholder shall represent and warrant to the Corporation that he is conveying to it such shares with full warranties of title, free and clear of any claims, options, charges, encumbrances or rights of others, except as may be created by this Certificate of Incorporation.

(d)Rejection of Offer. If the offer made by the Selling Stockholder pursuant to Section 10(a) is rejected by the Corporation, the Corporation shall specify in the writing referred to in such Section either that (i) the Corporation authorizes the proposed Transfer, pledge or encumbrance, in which case such Transfer, pledge or encumbrance may be effected, provided the Corporation receives such additional documents as the Corporation may require in connection therewith or

(ii) the Corporation does not authorize such Transfer, pledge or encumbrance, in which case such Transfer, pledge or encumbrance may not be effected and shall not be made of record on the books of the Corporation.

Section 11.Remedies for Breach of Transfer Restrictions. If the Board of Directors or its designees shall at any time determine that a Transfer, pledge or encumbrance, whether by operation of law or otherwise, has taken place in violation of Section 10 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 10, such Transfer, pledge or encumbrance shall be void ab initio and the Board of Directors or its designees shall take such actions as it or any of its designees deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

Section 12.Remedies Not limited. Nothing contained herein shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders by preservation of the Corporation’s status as a real estate investment trust under the REIT Provisions of the Code.

Section 13.Owners Required to Provide Information. Every Beneficial Owner of more than 5% (or such other percentage, between 0.5% and 5%, as may be required from time to time by the REIT Provisions of the Code) of the outstanding Series B Preferred Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and a description of how such shares are held. Each Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the Corporation’s status as a Real Estate Investment Trust as defined in the REIT Provisions of the Code.

WELLS FARGO REAL ESTATE INVESTMENT CORPORATION
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
6.375 %cumulative perpetual SERIES A PREFERRED STOCK
Wells Fargo Real Estate Investment Corporation, a corporation organized under the laws of the State of Delaware (the “Corporation”), pursuant to Section 151 of the Delaware General Corporation Law,
DOES HEREBY CERTIFY:
That the following resolutions were duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) at a meeting duly convened and held on November 14, 2014 and by the Pricing Committee (the “Committee”) of the Board of Directors at a meeting duly convened and held on December 4, 2014  pursuant to authority conferred upon the Board of Directors by the provisions of the Amended and Restated Certificate of Incorporation of the Corporation authorized to issue up to 100,001,000 shares of preferred stock, par value $0.01 per share, and pursuant to authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware, Section 3.1 of the Amended and Restated Bylaws of the Corporation and resolutions of the Board of Directors adopted at a meeting duly convened and held on November 14, 2014:
1.On November 14, 2014, the Board of Directors adopted the following resolution authorizing the Committee to act on behalf of the Board of Directors in connection with the issuance of a new series of Preferred Stock
“RESOLVED, that the Board hereby establishes a committee (the “Pricing Committee”), consisting of Gary K. Bettin and Michael J. Loughlin, with George L. Ball and John F. Luikart each serving as an alternate member to replace any absent or disqualified member, which Pricing Committee shall, acting unanimously, have the authority (i) to authorize and determine the number of shares of the Corporation that the Corporation shall issue and sell pursuant to the Underwriting Agreement; (ii) to determine the annual cash dividend rate and the other powers, designations, preferences, qualifications, limitations, and restrictions of such shares; (iii) to declare all or a portion of the proceeds from the sale of such shares to be part of the capital of the Corporation; and (iv) to make such other authorizations and determinations as shall be necessary or convenient in connection with the exercise of the foregoing authority.”
2.On December 4, 2014, the Committee, pursuant to the authority conferred upon it by Section 141(c) of the General Corporation Law of the State of Delaware, Section 3.1 of the Amended and Restated Bylaws of the Corporation and resolutions of the Board of Directors adopted on November 14, 2014, duly adopted the following resolution:

“RESOLVED, that pursuant to a resolution of the Board of Directors (the “Board of Directors”) of Wells Fargo Real Estate Investment Corporation (the “Corporation”) adopted on November 14, 2014, the issuance of a series of Preferred Stock of the Corporation is hereby authorized, and the designation, voting powers, preferences and relative, participating, option and other special rights, and qualifications, limitations and restrictions thereof of the shares of such series, in addition to those set in the certificate of incorporation of the Corporation, are hereby fixed as follows:

1.Designation. The distinctive serial designation of such series is “6.375% Cumulative Perpetual Series A Preferred Stock, Liquidation Preference $25 per share (the “Series A Preferred Stock”).
2.Number of Shares. The number of shares of Series A shall be 11,000,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors. Shares of the Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.
3.Defined Terms. Capitalized terms used herein which are defined in the Amended and Restated Certificate of Incorporation of Wells Fargo Real Estate Investment Corporation (the “Amended and Restated Certificate of Incorporation”) shall have the meanings set forth in the Amended and Restated Certificate of Incorporation, unless otherwise defined herein. As used herein the following terms have the meanings specified below:

“Affiliate” of any specified Person shall mean (i) any other Person that directly or indirectly, is in Control of, is controlled by or is under common Control with such specified Person, or (ii) any other Person who is a director or executive officer (A) of such specified Person, (B) of any subsidiary of such specified Person, or (C) of any Person described in clause (i) above.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in Minneapolis, Minnesota, New York, New York or San Francisco, California generally are required by law or other governmental actions to close.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of any Person whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Depositary Company” shall have the meaning set forth in Section 7(b).
“Dividend Payment Date” shall have the meaning set forth in Section 4(a).
“Dividend Record Date” shall have the meaning set forth in Section 4(a).
“FFO” means funds from operations and is equal to net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property.
“GAAP” means United States generally accepted accounting principles.
“Indebtedness” means all indebtedness for borrowed money and any guarantees of indebtedness for borrowed money (which does not include any pledges of the Corporation’s assets on behalf of Wells Fargo Bank or one of the Corporation’s other Affiliates).
“Independent Director” means a director determined by the Board of Directors to be independent within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended, or any members of the Board of Directors elected by holders of Preferred Stock.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Company Act Event” means the Corporation’s determination, based on the Corporation’s receipt of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the Corporation, which states that there is a significant risk that the Corporation is or will be considered an “investment company” that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation, by any legislative body, court, governmental agency, or regulatory authority.
“Junior Stock” means the Common Stock and all other classes and series of capital stock of the Corporation which rank below the Series A Preferred Stock as to dividend rights and rights upon liquidation, winding up, or dissolution.

“Parity Stock” means any outstanding class or series of Preferred Stock ranking, in accordance to its terms, as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up of affairs of the Corporation on parity with the Series A Preferred Stock, including the Series B Preferred Stock.
“Performing Assets” means assets other than nonaccrual loans and foreclosed assets.
“Permitted Indebtedness” means Indebtedness incurred by the Corporation in an aggregate amount not to exceed 20% of the Corporation’s stockholders’ equity as determined in accordance with GAAP.
“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that it does not include an underwriter which participates in a public offering of the Series A Preferred Stock for a period of 25 days following the purchase by such underwriter of such securities.
“Pro Forma FFO Test” shall have the meaning set forth in Section 9(b).
“Pro Forma Unpaid Principal Balance Test” shall have the meaning set forth in Section 9(b).
“Quarterly Dividend Period” means the period from the date of original issue of the Series A Preferred Stock to and including the first Dividend Payment Date and each subsequent quarter of a calendar year.
“Redemption Date” shall mean the date established by the Board of Directors for the redemption of the Series A Preferred Stock.
“Redemption Price” shall mean $25 per share, plus an amount equal to the sum of (i) any authorized, declared, but unpaid dividends, and (ii) any accumulated but unpaid dividends (including, in each case, dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last Dividend Payment Date to the Redemption Date.
“Regulatory Event” means the Corporation’s reasonable determination, as evidenced by a certificate of a senior executive officer of the Corporation, that the Series A Preferred Stock remaining outstanding would (x) not be consistent with any applicable law or regulation or (y) have a material adverse effect on either the Corporation or any of Wells Fargo or Wells Fargo Bank (or any of their respective successors), in each case, as a result of a change in law or regulation or a written change in interpretation or application of law or regulation, by any legislative body, court, governmental agency, or regulatory authority occurring on or after the date of original issue of the Series A Preferred Stock, such change in law being reflected in an opinion of counsel, in form and substance satisfactory to the Corporation.
“REIT” means a real estate investment trust within the meaning of the Code.
“Senior executive officer of the Corporation” means the President, any Senior Executive Vice President, any Executive Vice President or any Senior Vice President of the Corporation.
“Series A Certificate” means this Certificate of Designations, Preferences and Rights of 6.375% Cumulative Perpetual Series A Preferred Stock.
“Series B Preferred Stock” means the $85 Annual Dividend Per Share Cumulative Perpetual Series B Preferred Stock (Liquidation Preference $1,000 per share) having the powers, preferences and rights and qualifications, limitations and restrictions set forth in Exhibit A to the Amended and Restated Certificate of Incorporation.
“Tax Event” means the Corporation’s determination, based on the Corporation’s receipt of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the Corporation, which states that there is a significant risk that dividends paid or to be paid by the Corporation with respect to its capital stock are not or will not be fully deductible by the Corporation for U.S. federal income tax purposes or that the Corporation is or will be subject to additional taxes, duties, or other governmental charges, determined by reference to the effect on the tax liability of any consolidated, combined, unitary or similar tax group of which the Corporation is a part, in an amount the Corporation reasonably determines to be significant as a result of:
•any amendment to, clarification of, or change in the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation; or

•any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Code, regulatory procedure, notice, or official announcement, which shall be referred to collectively as “Administrative Actions”;
which amendment, clarification, or change, or such official pronouncement or decision, is announced, on or after the date of original issue of the Series A Preferred Stock.
“Wells Fargo” means Wells Fargo & Company, a corporation organized under the laws of the State of Delaware, or its successor and assigns.
“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association, or its successors and assigns.
“Wachovia Funding” means Wachovia Preferred Funding Corp., a corporation organized under the laws of the State of Delaware, or its successors and assigns.
4.Dividends. (a) Holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, if, when, and as authorized and declared by the Board of Directors out of the legally available funds, cumulative cash dividends at the annual rate of 6.375% on the liquidation preference of $25 per share. Dividends on the Series A Preferred Stock are payable, if authorized and declared, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2015 (each a “Dividend Payment Date”). If any such day is not a Business Day, dividends shall be payable on the next Business Day as if it were paid on the scheduled Dividend Payment Date and no additional dividends shall accrue on the dividend, unless the next Business Day falls in a different calendar year, in which case the dividend shall be paid on the preceding Business Day. Quarterly Dividend Periods, other than the first such Quarterly Dividend Period, commence on the day following the immediately preceding Dividend Payment Date, and end on and include the Dividend Payment Date. The first Quarterly Dividend Period commences on the date of original issue, and ends on and includes the first scheduled Dividend Payment Date. The record date for the payment of dividends, if declared, is the fifteenth day of the month in which the relevant dividend payment is scheduled to occur, or, if any such day is not a Business Day, the next day that is a Business Day (each such date, a “Dividend Record Date”). Dividends payable on the Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve equal 30-day months.
(b) The right of holders of Series A preferred stock to receive dividends shall be cumulative. Dividends on the Series A Preferred Stock shall accrue from, and including, the date of original issue. If for any reason the Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular Quarterly Dividend Period, or if the Board of Directors declares less than a full dividend, the Corporation shall remain obligated to pay the unpaid portion of the dividend for such Quarterly Dividend Period. After the relevant Quarterly Dividend Period, any accumulated but unpaid dividends for such period shall compound on each subsequent Dividend Payment Date. If a dividend is paid on any date other than a regularly scheduled Dividend Payment Date, holders shall be entitled to accrued interest on the accumulated but unpaid dividends as of the most recent regularly scheduled Dividend Payment Date for the period from such date to the date of payment. Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the full cumulative dividends (plus accrued interest thereon, if any) on the Series A Preferred Stock to which holders of the Series A Preferred Stock are entitled. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares that remain payable.
(c) If full dividends on the Series A Preferred Stock for any Quarterly Dividend Period have not been declared and paid, or a sum sufficient for such payment has not been set apart for such payment, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased, or otherwise acquired for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such stock by the Corporation, except by conversion into or exchange for other Junior Stock, until such time as dividends, on all outstanding Series A Preferred Stock have been declared and paid in full, including (i) any authorized, declared but unpaid dividends and (ii) any accumulated but unpaid dividends (including, in each case, dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last Dividend Payment Date to the date of payment.
As used in the preceding paragraph, the term “dividend” does not include dividends payable on Junior Stock solely in shares of Junior Stock or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.
(a) When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Series A Preferred Stock and any Parity Stock, any funds that are legally available to pay such amounts shall be declared pro rata to the Series A Preferred Stock and any outstanding Parity Stock so that the amount of dividends declared per each share of Series A Preferred Stock and per each share of such other Parity Stock shall in all cases bear to each other the same ratio that (i) the sum of (A) any authorized, declared but unpaid dividends and (B) any accumulated but unpaid dividends (including, in each case, dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last Dividend Payment Date on the Series A Preferred Stock , and (ii) full dividends including required or permitted accumulations, if any, on each share of such Parity Stock, bear to each other.
5.Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution and winding up of the Corporation, the holders of Series A Preferred Stock outstanding at the time shall be entitled to receive liquidating distributions in the amount of $25 per share, plus an amount equal to the sum of (i) any authorized, declared but unpaid dividends and (ii) any accumulated but unpaid dividends (including, in each case, dividends accrued on any unpaid dividends), plus accrued interest, if any, on the aggregate amount payable from the last Dividend Payment Date to the date of the liquidation payment for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock and subject to the rights of the holders of any class or series of capital stock ranking senior to the Series A Preferred Stock as to rights upon liquidation and subject to the rights of general creditors.
(b) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock shall have no right or claim to any of the Corporation’s remaining assets.
(c) In the event that, upon any voluntary or involuntary liquidation, dissolution and winding up of the Corporation, the available assets are insufficient to pay the full amount of the liquidation distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on any other Parity Stock, then the holders of the Series A Preferred Stock and any other Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled before any distribution of assets is made to holders of Junior Stock.
(d) The consolidation or merger of the Corporation with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute the Corporation’s dissolution, liquidation or winding up.
6.Voting Rights. (a) The holders of the Series A Preferred Stock shall not have any voting rights, including the right to elect directors, other than those required by applicable Delaware law, the rules of any securities exchange or quotation system on which the Series A Preferred Stock is listed, traded or quoted, and as specifically set forth below.
(b) If the Corporation fails to pay, or declare and set aside for payment, full dividends on the Series A Preferred Stock after issuance or on any other class or series of Preferred Stock having similar voting rights for six Quarterly Dividend Periods or their equivalent, the authorized number of the Corporation’s directors shall be increased by two at the next annual meeting of the Corporation’s stockholders. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of Series A Preferred Stock, voting together as a single and separate class with the holders of any other Parity Stock upon which the same voting rights as those of the Series A Preferred Stock have been conferred, shall have the right to elect two directors in addition to the directors then in office at the Corporation’s next annual meeting of stockholders by a plurality of the votes cast. The right to elect such additional directors shall continue as set forth herein at each subsequent annual meeting until such time as dividends on all outstanding Series A Preferred Stock have been (i) declared and paid for three consecutive Quarterly Dividend Periods, and (ii) declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive Quarterly Dividend Period. Upon payment, or such declaration and setting aside for payment, in full, the terms of the directors so elected shall terminate forthwith and the total number of directors shall be decreased by two, and such voting rights of the Series A Preferred Stock and any Parity Stock shall cease, subject to increase in the number of directors as set forth above and to revesting of such voting rights in the event of each and every additional failure in the payment of dividends in an amount equal to six Quarterly Dividend Periods or their equivalent. Any such additional director elected by the holders of Series A Preferred Stock may only be removed by the vote of a majority of the holders of record of the then outstanding Series A Preferred Stock and the holders of any Parity Stock having the same voting rights and entitled to vote, voting together as a single and separate class with the holders of any Parity Stock having the same voting rights as those of the Series A Preferred Stock at a meeting of the Corporation’s stockholders called for that purpose. For so long as the right provided by this Section 6(b) to elect additional directors is effective, (i) any vacancy created by the removal of any such director may be filled only by the vote of the holders of the outstanding Series A Preferred Stock and the holders of any Parity Stock entitled to vote, voting together as a single and separate class with the holders of any Parity Stock having the same voting rights as those of the Series A Preferred Stock at the same meeting at which such removal is considered by a plurality of the votes cast, and (ii) any other vacancy in the office of any such director as a result of the director’s death or resignation or for any other reason may be filled by an instrument in writing signed by any such remaining director and filed with the Corporation.
(c) For so long as any Series A Preferred Stock is outstanding, the Corporation shall not, without the consent or vote of the holders of at least two-thirds of the then outstanding Series A Preferred Stock, voting as a separate class, (i) amend, alter or repeal or otherwise change any provision of the Amended and Restated Certificate of Incorporation or this Series A Certificate if such amendment, alteration, repeal or change would materially and adversely affect the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A Preferred Stock, (ii) authorize, create, or increase the authorized amount of or issue any class or series of any of the Corporation’s capital stock, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any of the Corporation’s capital stock, ranking senior to the Series A Preferred Stock, either as to dividend rights or rights on the Corporation’s liquidation, dissolution, or winding up, with such action also requiring the consent or vote of the holders of at least two-thirds of any then outstanding series of Parity Stock, each such series voting as a separate class, (iii) effect the consolidation, conversion, or merger of the Corporation with or into, or enter into a share exchange with, another entity except that the Corporation may consolidate or merge with or into, or enter into a share exchange with, another entity if: (a) such entity is an Affiliate of Wells Fargo; (b) such entity is a corporation, business trust, limited liability company or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is a REIT for United States Federal income tax purposes; (c) such other entity expressly assumes all obligations and commitments of the Corporation pursuant to such consolidation, merger, or share exchange; (d) to the extent the

Corporation is not the surviving entity of such a transaction, the outstanding Series A Preferred Stock is exchanged for or converted into securities of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Series A Preferred Stock, including limitations on personal liability of the shareholders; (e) any such consolidation, conversion, or merger or share exchange is tax-free to the holders of the Series A Preferred Stock; (f) after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach by the Corporation of obligations under the Amended and Restated Certificate of Incorporation, shall have occurred and be continuing; and (g) the Corporation shall have received written notice from each of the rating agencies then rating the Series A Preferred Stock, and delivered a copy of such written notice to the transfer agent, confirming that such merger, consolidation, or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the Series A Preferred Stock or the preferred interests of any surviving corporation, trust, or entity issued in replacement of the Series A Preferred Stock. For purposes of this Section 6(c) the creation or issuance of Parity Stock or Junior Stock, or amendment of the Amended and Restated Certificate of Incorporation that increases the number of authorized Series A Preferred Stock, Junior Stock or Parity Stock, shall not be deemed to materially and adversely affect the preferences, conversion, or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A Preferred Stock and shall not require a vote of the holders of Series A Preferred Stock.
As a condition to effecting any merger, consolidation, or share exchange described above, the Corporation shall mail to the holders of record of the Series A Preferred Stock a notice of such merger, consolidation or share exchange. The notice shall be mailed at least 15 days prior to such transaction becoming effective and shall contain a description of such transaction together with a certificate of an executive officer of the Corporation stating that such transaction complies with the requirements set forth in the Amended and Restated Certificate of Incorporation and that all conditions precedent provided therein relating to such transaction have been fulfilled. Simultaneously with providing notice, the Corporation shall publish the information contained in such notice on the website of the Corporation or Wells Fargo or through such other public medium as the Corporation may use at that time.
(d) For so long as the Series A Preferred Stock is outstanding, except with the consent or affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock, voting as a separate class, the Corporation shall not (i) issue any additional Common Stock to any person, other than to Wells Fargo, Wells Fargo Bank, Wachovia Funding or any other entity that is an Affiliate of Wells Fargo, (ii) incur Indebtedness other than Permitted Indebtedness, (iii) pay dividends on the Corporation’s Common Stock or other Junior Stock unless the Corporation’s FFO for the four full prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A Preferred Stock, as well as any other Parity Stock then outstanding, except as may be necessary to maintain the Corporation’s status as a REIT, (iv) make any payment of interest or principal with respect to the Corporation’s Indebtedness to Wells Fargo Bank or any of the Corporation’s other Affiliates unless the Corporation’s FFO for the four full prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A Preferred Stock, as well as any other Parity Stock then outstanding, except as may be necessary to maintain the Corporation’s status as a REIT, and (v) fail to make investments of the proceeds of the Corporation’s assets in other interest-earning assets such that the Corporation’s FFO over any period of four full fiscal quarters will be anticipated to equal or exceed 150% of the amount that would be required to pay full annual dividends on the Series A Preferred Stock, as well as any other Parity Stock then outstanding, except as may be necessary to maintain the Corporation’s status as a REIT.
(e) The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Amended and Restated Certificate of Incorporation, the Bylaws, applicable law and the applicable requirements of any securities exchange or quotation system on which the Series A Preferred Stock is listed, traded or quoted.
7.Redemption. (a) Except upon the occurrence of a Tax Event, a Regulatory Event or an Investment Company Act Event, the Series A Preferred Stock is not redeemable prior to December 11, 2019. On or after December 11, 2019, the Corporation, at the option of the Board of Directors, may redeem the outstanding shares of Series A Preferred Stock for cash, in whole or in part, at any time or from time to time, upon notice given as provided in Subsection (c) below, at the Redemption Price. On and after December 11, 2019, the Corporation’s Board of Directors may determine that it should redeem any or all of the outstanding Series A Preferred Stock. In that event, the Series A Preferred Stock to be redeemed shall be determined by lot, pro rata, or by such other method as the Board of Directors in its sole discretion determines to be equitable. The method selected by the Board of Directors must satisfy the applicable requirements of any securities exchange or quotation system on which the Series A Preferred Stock is listed, traded or quoted.
(b) Prior to December 11, 2019, within 90 days of the occurrence of a Tax Event, a Regulatory Event or an Investment Company Act Event, the Corporation, at the option of the Board of Directors, may provide notice of the Corporation’s intent to redeem, and to subsequently redeem, the outstanding Series A Preferred Stock for cash, in whole, but not in part, at the Redemption Price.
(c) Not more than 60 days and not less than 30 days prior to the Redemption Date, notice of the proposed redemption shall be mailed to the holders of record of the Series A Preferred Stock to be redeemed, such notice to be addressed to each such stockholder at his last known address shown on the records of the Corporation, and the time of mailing such notice shall be deemed to be the time of the giving thereof. Simultaneously with providing notice, the Corporation shall publish the information contained in such notice on the website of the Corporation or Wells Fargo or through such other public medium as the Corporation may use at that time. On or after the Redemption Date, the Series A Preferred Stock called for redemption shall automatically, and without further action on the part of the holder thereof, be deemed to have been redeemed and the former holder thereof shall thereupon only be entitled to receive payment of the Redemption Price. If such notice of redemption shall have been given as aforesaid, and if on or before the Redemption Date the funds necessary for the redemption shall have been set aside so as to be available therefore, then the dividends thereon shall cease to accrue after the Redemption Date and all rights with respect to the Series A Preferred Stock so called for redemption shall forthwith after such Redemption Date cease, except the right of the holders to receive the Redemption Price, without interest. If such notice of redemption of all or any part of the Series A Preferred Stock shall have been mailed as aforesaid and the Corporation shall thereafter deposit money for the payment of the Redemption Price pursuant thereto with any bank or trust company (the “Depositary Company”), including any Affiliate of the Corporation, selected by the Board of Directors for that purpose, to be applied to such redemption, then from and after the making of such deposit, such Series A Preferred Stock shall not be deemed to be outstanding for any purpose, and the rights of the holders thereof shall be limited to the rights to receive payment of the Redemption Price, without interest but including any declared, but unpaid, dividends to the Redemption Date, from the Depositary Company, if applicable, upon endorsement, if required, and surrender of the certificates therefore. The Corporation shall be entitled to receive, from time to time, from the Depositary Company, the interest, if any, allowed on such moneys deposited with it, and the holders of any Series A Preferred Stock so redeemed shall have no claim to any such interest. Any moneys so deposited and remaining unclaimed at the end of three years from the Redemption Date shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Corporation, and in the event of such repayment to the Corporation, such holders of record of the Series A Preferred Stock so redeemed which shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of the Series A Preferred Stock and so repaid to the Corporation, but shall in no event be entitled to any interest.
(d) Subject to the provisions hereof, the Board of Directors shall have authority to prescribe from time to time the manner in which the Series A Preferred Stock shall be redeemed.
(e) Nothing contained herein shall limit any legal right of the Corporation to purchase any shares of the Series A Preferred Stock.
8.Preemption and Conversion. The holders of the Series A Preferred Stock shall not have any preemptive rights or rights to convert such Series A Preferred Stock into shares of any other class of capital stock of the Corporation.
9.Ranking.
(a) The Series A Preferred Stock shall rank equal to the Corporation’s outstanding Series B Preferred Stock and any other series of Parity Stock and senior to the Corporation’s Common Stock and any other Junior Stock with respect to the payment of dividends and upon voluntary or involuntary liquidation, distribution or winding up of the Corporation.
(b) Notwithstanding anything set forth in the Amended and Restated Certificate of Incorporation or this Series A Certificate to the contrary, the Board of Directors may authorize and issue additional shares of Junior Stock or Parity Stock, in each case, without the consent of the holders of the Series A Preferred Stock; provided that, with respect to the issuance of additional Parity Stock, (A) after giving effect to such issuance, the Corporation’s aggregate pro forma FFO for the aggregate four fiscal quarters beginning with the fiscal quarter in which such Parity Stock is proposed to be issued equals or exceeds 150% of the amount that would be required to pay full annual dividends on all Series A Preferred Stock then outstanding, any Parity Stock then outstanding and any such additional Parity Stock that the Corporation proposes to issue (the “Pro Forma FFO Test”) (calculated assuming that such proposed Parity Stock is issued and that, if outstanding or proposed new Parity Stock bears dividends based on a floating rate, the applicable dividend rate will not change during such four fiscal quarters from the rate in effect on the applicable date of determination) and (B) after giving effect to such issuance, the pro forma unpaid principal balance of our total unpledged, Performing Assets will equal or exceed three times the sum of the aggregate liquidation preference of the Series A Preferred Stock then outstanding, any Parity Stock then outstanding and any such additional proposed Parity Stock (the “Pro Forma Unpaid Principal Balance Test”). For the purposes of determining whether the Pro Forma FFO Test has been met, pro forma FFO shall be calculated in a reasonable manner and consistent with past practice, and unless the Corporation reasonably determines otherwise, shall include the following assumptions for the applicable prospective period: (1) non-interest expenses shall remain substantially consistent with historical performance over the prior four quarters; (2) provision for credit losses shall remain substantially consistent with historical performance over the prior four quarters; and (3) yield on assets, accounting for portfolio mix, shall remain substantially consistent with historical performance over the prior four quarters, in each case, as adjusted to reflect any new assets to be contributed to or acquired by us, as applicable. Prior to the issuance of any Parity Stock, a senior executive officer of the Corporation shall certify that each of the Pro Forma FFO Test and the Pro Forma Unpaid Principal Balance Test has been satisfied.
(c) So long as any Series A Preferred Stock remains outstanding, the Corporation may not, without the consent or approval of the holders of at least two-thirds of the outstanding Series A Preferred Stock and any series of Parity Stock then outstanding, each such series voting as a separate class, issue any class or series of capital stock ranking senior to the Series A Preferred Stock as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
10.Independent Directors. (a) For so long as any Series A Preferred Stock remains outstanding, except with the approval of a majority of the Independent Directors then in office, the Corporation shall not (1) issue any additional Parity Stock; (2) approve (i) the form of loan participation and servicing agreements, (ii) any material amendment or modification thereto or (iii) the termination or election not to renew any material loan participation and servicing agreements; (3) approve any material amendment to the terms of agreements related to the pledge of the Corporation’s loan assets on behalf of Wells Fargo Bank, including with respect to fees paid under such agreements; (4) determine to revoke the Corporation’s REIT status; or (5) dissolve, liquidate, or terminate prior to December 11, 2019.
(b) In assessing the benefits to the Corporation of any proposed action requiring the consent of the Independent Directors, the Independent Directors shall take into account the interests of holders of both Common Stock and the Preferred Stock, including holders of the Series A Preferred Stock. In connection with any proposed action requiring their consent, the Independent Directors owe the same duties to the holders of Preferred Stock, including the holders of the Series A Preferred Stock, as they owe to the holders of Common Stock.
11.Repurchase. Subject to the limitations imposed in this Series A Certificate, the Corporation may purchase and sell Series A Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
12.Pledge of Assets on Behalf of Bank. The Corporation may pledge its loan assets in an aggregate amount not exceeding 80% of the Corporation’s total assets at any time as collateral on behalf of Wells Fargo Bank for Wells Fargo Bank’s access to secured borrowing facilities through Federal Home Loan Banks and Federal Reserve Banks; provided, that after giving effect to any and all such pledges of loan assets, the unpaid principal balance of the Corporation’s total unpledged, Performing Assets (which, for the avoidance of doubt, shall not be pledged in respect of any other Indebtedness the Corporation incurs or otherwise) will equal or exceed three times the sum of the aggregate liquidation preference of the Series A Preferred Stock then outstanding plus any other Parity Stock then outstanding.
13.Reacquired Shares. Shares of Series A Preferred Stock which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.
14.Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

IN WITNESS WHEREOF, Wells Fargo Real Estate Investment Corporation has caused this certificate to be signed by Barbara S. Brett, its Senior Vice President, and attested by Jeannine E. Zahn, its Senior Vice President and Secretary, this 10th day of December, 2014.

WELLS FARGO REAL ESTATE INVESTMENT CORPORATION
By:	/s/ Barbara S. Brett
	Name:	Barbara S. Brett
	Title:	Senior Vice President

ATTEST:

WELLS FARGO REAL ESTATE INVESTMENT CORPORATION
By:	/s/ Jeannine E. Zahn
	Name:	Jeannine E. Zahn
	Title:	Senior Vice President and Secretary

[As filed with the Delaware Secretary of State on December 10, 2014]